SUB-ITEM 77K: Changes in registrant’s certifying accountant

On May 25, 2017, the Board of Trustees for the Cross Shore Discovery Fund. (the “Company”) approved the appointment of Cohen & Company Ltd. as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2018. On May 25, 2017, the Board of Trustees for the Company determined not to retain Ernst & Young, LLP (“EY”) as the Company’s independent registered public accounting for the fiscal year ended March 31, 2018. The EY reports on the Company’s financial statements for the fiscal years ended March 31, 2017, March 31, 2016 and the fiscal period ended March 31, 2015 did not contain adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal year ended March 31, 2017, March 31, 2016 and the fiscal period ended March 31, 2015 and through the subsequent interim period through May 26, 2017, there were (i) no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused them to refer to the subject matter of such disagreements in their reports on the financial statements for such fiscal years and (ii) were no reportable events as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

The Company requested that EY furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter is filed as an exhibit to this Form N-SAR.